Exhibit A

Schedule of Transactions in Class I Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

5/31/2025 (1)	Class I Shares		1,701,273.40	$11.76

1. The Reporting Person was notified of the transaction on July 1, 2025.